Exhibit 16.1

May 6, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by The 4Less Group Inc. (formerly MedCareers Group, Inc.) under Item 4.01 of its Form 8-K dated April 30, 2019. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of The 4Less Group Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

Houston, Texas